MEDIA SERVICES AGREEMENT

Agreement dated as of June 14, 2006, between ***hawthorne direct inc***, an Iowa corporation with offices at 300 North 16th Street, Fairfield, Iowa 52556, hereinafter referred to as "Hawthorne", and Valcent Products, Inc., a Texas corporation with offices at 1057 Doniphan Park Circle, Suite H, El Paso, Texas 79922, hereinafter referred to as "Client".

(1) Subject to Client's review and approval, and within two (2) business days of Client's request, Hawthorne will develop the media strategy and recommend placement of Client's television commercial (hereinafter referred to as the "Commercial"), advertising Client's Nova Sonic Facial/Skin Care Cleansing System product (hereinafter referred to as "The Product").

(2) The media purchases will be made by Hawthorne based upon mutually agreed upon parameters and procedures established from time to time between Hawthorne and Client.

(3) Hawthorne will purchase, for Client, media time for the Commercial. Hawthorne will receive a commission equal to 10% of the total gross media cost for media time that is purchased by Hawthorne for the Commercial.

(4) Client agrees to deposit $30,000 with Hawthorne for Commercial media test ("Media Test"). At Client's sole discretion, media will be purchased subsequent to Media Test, and the estimated cost for the initial two (2) weeks of such media buys shall be received by Hawthorne within two (2) business days following Client's approval of media budget. Subsequent media buy costs and related commissions will be invoiced weekly to Client by Hawthorne to meet broadcast station and cable network (hereinafter collectively referred to as "Stations") payment schedules, payment of which is to be sent via bank wire or overnight courier and received by Hawthorne within five (5) business days of receipt of invoice. Hawthorne reserves the right to cancel media booked on behalf of Client in the event that Client payment is not received by Hawthorne as provided for herein. Client agrees to pay interest at 1-1/2% per month on all media payments received by Hawthorne more than five (5) business days after receipt of invoice. Any unused deposit on payments shall be returned to Client upon termination of this Agreement.

(5) The Client is responsible to pay for all media that Hawthorne has booked on its behalf under the terms of this Agreement. If Client requests Hawthorne to cancel or reassign booked media, Hawthorne will use reasonable efforts to do so at the least expense to Client. However, Client shall remain liable for the cost of any such media that cannot be canceled or rescheduled, and for any cancellation or rescheduling fee that may be charged by the Station. Amounts received from Stations as a result of cancellations of prepaid media buys, Station errors, billing adjustments, etc. will be credited to Client within seven days of Hawthorne's receipt of such funds. Hawthorne shall not be liable to Client for any funds owed to Client and unpaid by Stations. Hawthorne shall, on a best efforts basis, and using industry accepted practices, collect funds owed to Client by Stations for Client prepaid media buys not run as scheduled. In the event that Hawthorne deems any

amounts to be uncollectable from Stations, Hawthorne shall report such occurrences to Client and provide Client with reasonably sufficient information for Client to initiate collection attempts directly with Stations. In addition, in the event that a Station airs Commercial in error, Client authorizes Hawthorne to pay Station an amount per Product order resulting from such telecast(s) that is equal to Client's ad allowable, such ad allowable to be agreed upon from time to time between Client and Hawthorne.

(6) Hawthorne shall provide dubbing and necessary related production services (such as dub masters, broadcast dubs, special edits, closed captioning, Commercial master quality check, electronic monitoring encoding and shipping of dubs) for all media purchased in accordance with this Agreement. Client agrees to deposit $2,500 with Hawthorne for dub related services required for Media Test. The costs for such production services will be invoiced to Client on a weekly basis and shall be due within five (5) business days of receipt. A current rate card with terms of business is included as Attachment A to this Agreement. Client agrees to provide Hawthorne with one edit master each for the following two lengths: 28:30 and 27:30. Any unused deposit shall be returned to Client upon termination of this Agreement.

(7) At Client's option and as pre-approved by Client, Hawthorne will provide account management services at Client's place of business and/or consulting services for telemarketing, fulfillment, computer programming and various aftermarket opportunities. Consulting services will be billed as follows:

Telemarketing Setup	$2,500 per campaign
Telemarketing Maintenance	$1,250 per month
Fulfillment Setup	$2,500 per campaign
Fulfillment Maintenance	$1,250 per month

Any other account management services or special requests will be billed at $125 per hour. Any reasonable travel and living expenses incurred by Hawthorne and pre-approved by Client in connection with such on-site account management or consulting will be paid by Client (actual cost of coach airfare, standard hotel rates, local travel, $50 meal per diem). Client agrees to deposit $5,000 with Hawthorne for estimated consulting fees associated with Media Test. Any unused deposit shall be returned to Client upon termination of this Agreement.

(8) In the event that Client requests that copies of Station affidavits be provided by Hawthorne to Client, such affidavits shall be sent monthly.

(9) Client acknowledges that Hawthorne's media rates constitute the secret and confidential information of Hawthorne giving it a competitive advantage over others in the industry. Client agrees to hold such information in confidence and not to, directly or indirectly, disclose such information to competitors of Hawthorne, for any purpose. Client understands that any breach by it of this Paragraph 9 may cause Hawthorne irreparable damage, and that Hawthorne would not be entering into this Media Services Agreement but for Client's agreement set forth in this Paragraph 9.

(10) The Client warrants and represents that the Commercial and content therein shall be truthful and that all Products advertised or otherwise promoted in the Commercial have received any necessary government or other approvals, and are legal to be advertised and sold to consumers in the United States or any other country where the Commercial is aired. Client agrees to abide by all marketing guidelines as issued by the Electronic Retailing Association ("ERA"), a current copy of which is included as Attachment B to this Agreement. Client understands that Hawthorne is a member of ERA and accordingly is required to certify to every broadcaster and cablecaster, which airs the Commercial that the Commercial complies with the ERA Marketing Guidelines.

(11) Client shall indemnify and hold Hawthorne and any of its affiliates, directors, executives and employees free and harmless from all suits, claims, demands and other liabilities and expenses (including, but not limited to, actual damages, punitive damages, fines and reasonable legal fees) arising out of the airing or other use of the Commercial, and/or the Products sold as a consequence of the Commercial which was approved by the Client, whether instituted by any governmental body, federal, state, or local, any prosecutorial or law enforcement agency, or any other person or organization, including, but not limited to, any FTC, FDA, or Dept. of Agricultural proceeding or investigation, and any suit for product liability. Hawthorne shall give Client prompt written notice of all suits and claims for infringements and an opportunity to defend the same, at its own expense, through counsel of Client, and to control such defense.

(12) Hawthorne shall indemnify and hold Client and any of its affiliates, directors, executives and employees free and harmless from all suits, claims, demands and other liabilities and expenses (including, but not limited to, actual damages, punitive damages, fines and reasonable legal fees) arising out of its actions related to airing the Commercial. Client shall give Hawthorne prompt written notice of all suits and claims for infringements and an opportunity to defend the same, at its own expense, through counsel of Hawthorne, and to control such defense.

(13) In the event of any dispute under this Agreement, both parties agree, within sixty (60) days of receipt of written notice by one party to the other, to have such dispute resolved in arbitration proceedings conducted in El Paso County, Texas, under the then current rules of the American Arbitration Association, and any award rendered therein in favor of a party in such proceeding may be enforced in any court of competent jurisdiction. In the event of arbitration, the prevailing party shall be entitled to reasonable attorney's fees and costs from the other party.

(14) This Agreement may be canceled by either party sixty (60) days after receipt of written notice of such cancellation.

(15) This Agreement contains the entire agreement and understanding between the parties regarding the subject of this Agreement, and no modification or amendment of this Agreement shall be effective unless contained in a written instrument signed by both parties.

(16) This Agreement shall be governed by the laws of the State of Texas without regard to the conflict of law provisions thereof. The parties consent to jurisdiction in El Paso County, Texas.

HAWTHORNE DIRECT INC

BY: Thomas Kelly 6/14/06 (Date)

TITLE: CEO/President

VALCENT PRODUCTS, INC.

BY: 6/15/06

PRINT NAME: M. Glen Kertz (Date)

TITLE: President

ATTACHMENT A

Direct Response Video Duplication Rate Card

DUPLICATION (No Editing)		
FORMAT	30-MINUTE PROGRAM	1- and 2-MINUTE SPOTS
½" VHS	$7.50	$7.50
¾" U-Matic	$25	$13
Standard Beta	$25	$20
Beta SP	$35	$23
1"	$43	$20
DVC Pro	$40	$20
Digital Beta	$53	$43
D2 and D3	$200	$100
D2 and D3 Compression	$300	N/A

CUSTOMIZATION		
FORMAT	30-MINUTE PROGRAM	1- and 2-MINUTE SPOTS
Dub Master*	$100	$28

**Dubmasters are created each time a new 800 number is used.*

For formats not listed, please call 641-472-3800.

Special Edit: **$250**
Required for inserting 1-minute holes or adding special Chyron. Applies to long format programming only. 27:30 version of show **required** for adding 1-minute hole.

Digital Compression Edit: **$250**
Required for changing digital show master length without editing. No generation loss.
Work order required.

Electronic Monitoring Encoding: **$150 (Long Form)** **$75 (Short Form)**

Infomercial Closed Caption Services--Original Master: **$700**
Reformat $500
(Applies to alternate lengths/versions of original master.)

PAL Conversion: **$150 (Long Form)** **$75 (Short Form)**
Required for most stations when airing overseas.
Work order required.

Master Tape Set Up: **$150 (Long Form)** **$75 (Short Form)**
Includes complete quality check of master tape, creation of backup master and video level correction (if needed).

Other Services:

- Non-linear on-line editing — $350 per hour
- Analog on-line editing — $125 per hour
- Animation, graphics design — $200 per hour
- Animation, graphics rendering — $150 per hour

TERMS OF BUSINESS - VIDEOTAPE DUBBING AND EDITING

ALL ORDERS FOR VIDEOTAPE DUBBING AND EDITING ARE ACCEPTED SUBJECT TO THE FOLLOWING TERMS OF BUSINESS:

1. PRICES: Prices to be charged for all materials, services and facilities shall be the prices of hawthorne direct inc ("Hawthorne") in force at the date of delivery of such items by Hawthorne. Prices are subject to change without notice. All prices are F.O.B. Hawthorne, Fairfield, Iowa. Tapes and film elements (hereinafter referred to as "tapes") submitted to Hawthorne shall be suitable for use by the method employed by Hawthorne in its commercial operations when the use occurs. Tapes transported to and from Hawthorne shall be at Client's risk and expense. Local, state, federal or other governmental charges for sales, use, manufacturing, excise and like taxes shall be added to all Hawthorne prices.

2. TERMS OF PAYMENT: Client agrees to pay Hawthorne for all services performed and invoiced to Client immediately upon receipt of invoice. Client agrees to pay interest at 1-1/2% per month on all accounts, which are not paid when due. Client agrees to pay all costs and expenses, including reasonable attorney fees incurred by Hawthorne in connection with the collection of amounts owing to Hawthorne. Any claims for adjustment in connection with an invoice must be presented to Hawthorne in writing within thirty (30) days from the date of the invoice in question. Client hereby waives any claim for adjustment in billing which is not timely presented according to the provisions of this paragraph.

3. LIEN: Hawthorne shall have a lien on all tapes and other property delivered by Client to Hawthorne until the balance of the account due to Hawthorne has been paid.

4. DELIVERY: Orders will be filled as rapidly as is practical, taking into consideration the order of service requests by Client, and Hawthorne plant capacity; delivery dates are approximate. If conditions arise which prevent compliance with delivery schedule, Hawthorne will not be liable to Client or any other person for any losses, damages, liability or delay in delivery, nor for failure to give notice of delay. Without limiting the generality of the foregoing, Hawthorne shall not be liable for any delay by reason of events of force majeure or other causes beyond its control.

5. LIMITATION OF LIABILITY AND LIMITATION OF WARRANTY: Client's tapes and other materials are handled by Hawthorne only and solely at Client's risk, and Hawthorne shall not be liable for any loss of or damage to such materials, or for any injury to earnings, profits or goodwill suffered by reason of such loss or damage, from any cause whatsoever, including but not limited to negligence, affirmative or otherwise, of its agents, employees or persons acting under its direction or control. Client further understands that Hawthorne does not carry insurance covering Client's tapes or other property and it shall therefore be Client's responsibility, at its own expense to insure all tapes. In addition, Hawthorne will not be liable for any damage or loss which occurs in transit from Hawthorne to Client or from Hawthorne to Client's designee. For instance, Hawthorne will not be liable for damage or loss of tapes incurred in transit from Hawthorne to broadcast stations. In no event shall Hawthorne be liable for loss or damage to any tapes delivered to it or to any tape Hawthorne delivers to Client or Client's designee for any amount in excess of the replacement value of the raw stock involved.

6. EQUIPMENT FAILURE: Hawthorne will use its best efforts to ensure that all equipment will be in working condition. In the event of equipment failure, Hawthorne will use its best efforts to expediently fix faulty equipment. However, Hawthorne will assume no liability for delays, which occur because of equipment failure.

7. MODIFICATION: These terms of business can only be modified by an instrument in writing signed by an authorized representative of Hawthorne.

hawthorne direct inc

Master Tape Specifications

Purpose: To ensure that all technical and content broadcast requirements are met for all :30, :60, :120 and 30-minute direct response programming.

BROADCAST/CABLE TECHNICAL REQUIREMENTS

Responsible Parties:
Production House
Editor

1 All program masters must start first video at 1:00:00:00 (one hour) to comply with broadcast standards.
2 All master tapes must be in DROP FRAME time code.
3 All program masters must be formatted as follows:
   00:58:30;00 to 00:59:30;00 NTSC Bars and Tone
   00:59:30;00 to 00:59:50;00 Slate
   00:59:50;00 to 00:59:58;00 Count down (optional).
4 Audio mixed MONO on both channels 1 and 2. (Most stations do not broadcast in stereo and some only use 1 channel.)
5 All long form programming should end at 28:30;00 followed by 30 seconds of black.
6 Video levels not to exceed 100 I.R.E and black levels at 7.5 (see detailed specs below).
7 In compliance with 2004 FCC mandate, all long form programming must be closed captioned.
8 VITC and LTC Time Code must match.

Levels	Levels In Bars	Ideal Range in Program		Acceptable Range in Program		Rejectable Range in Program	
		Average	Peak	Average	Peak	Negative Peaks	Positive Peak
Video	100	90 IRE	100 IRE	85 IRE	104 IRE	84 IRE	105 IRE
Chroma	100	95 IRE	120 IRE	90 IRE	125 IRE	89 IRE	130 IRE
Audio	0 dBvu	-5 dBvu	+1dBvu	-6 dBvu	+2dBvu	-7 dBvu	+3 dBvu
Time Code	-4 dB	-4 dB	-1 dB	-5 dB	0 dB	-6 dB	+1 dB
Horizontal Blanking	N/A	10.6	11.2	10.5	11.2	10.4	11.3
Vertical Blanking	N/A	20.0	21.5	19.0	22.0	18.5	22.5

All tapes must run within these specifications while in preset due to Odetics requirements.

DUB HOUSE REQUIREMENTS

Responsible Parties:
Producer
Editor

1 All masters to arrive 48 hours prior to first dub ship date.
2 Masters accepted in DigiBeta, BetaSP or one-inch formats. (DigiBeta is preferred format.)
3 Slate containing the following information:
   Show title, version, producer, client, editor, production company, date produced, audio mix and length.
4 All program masters must start first video at 1:00:00;00 (one hour) to comply with broadcast standards.
5 All duplicate masters or alternate versions must have matching time code of the original.
6 EDL (Edit Decision List) for 800# placement to be sent with tape (may be faxed or emailed to coordinate with arrival of tape).
7 SCRIPT for customized voice over to be sent with tape (may be faxed or emailed to coordinate with arrival of tape).
8 Each short form (spot) commercial must be on a separate tape and begin at 1:00:00;00 (1 hour) and have bars, tone, slate and countdown as specified in number 3 under Broadcast/Cable Technical Requirements followed by 30 seconds of black.

Responsible Parties:
Producer

ERA OR STATION CONTENT REQUIREMENTS

Infomercials (30-Minute Only)

1 Audio and Video disclosures at the beginning and end of each program. Audio and Video must be identical to each other.
Example: The following/preceding is/has been a paid advertisement by (advertiser) for (product).

2 Video disclosure prior to each CTA (Call To Action). Minimum five seconds in length and 14-point type.
Example: This is a paid advertisement by (advertiser) for (product).

All Programs (:30, :60, :120 and 30-Minute)

1 All programs must include, on the order page, the street address and name of advertiser per California Business Code. 14-point type is smallest allowed.

2 Money back guarantee must state that it is less shipping and handling.

Canada

1 All programs intended for air on Canadian border stations must include "US Funds Only" on the order page.

Responsible Parties:
Client
Producer

HAWTHORNE DIRECT MEDIA REQUIREMENTS

Infomercials

1 28:30
2 28:00 (Fox Family)
3 27:55 (SCI-FI)
4 27:40 (Court TV)
5 27:30 (CNBC)
6 27:30 with one-minute hole at 15-minute mark for a total length of 28:30 (Outdoor Life, SPV)

Spots

1 ESPN will not allow spots with language or visuals that encourage viewers to call "within the next 10 minutes" for an upgrade. As ESPN is a viable outlet for some products, it is advised that a version be produced that does not feature this pitch.

NOTE: Client execution of Agreement to which this information is attached, denotes that said Client has read and fully understands the requirements presented in this Master Tape Specifications document. Client further understands that noncompliance with the specifications herein may compromise the ability of ***hawthorne direct inc*** to send broadcast dubs out on schedule and Client will be responsible for any liabilities that ***hawthorne direct inc*** may incur as a result.

For any questions, please call the Production Department at (641) 472-3800.

ATTACHMENT B

"MARKETING GUIDELINES FOR ELECTRONIC RETAILERS"

The Electronic Retailing Association ("ERA") believes that consumer confidence is the key to the continued growth and success of the electronic retailing industry. In order to encourage fair, ethical, and responsible marketing practices that will promote consumer confidence in electronic retailing, ERA has adopted the following "Marketing Guidelines for Electronic Retailers," which apply to all television or radio advertisements produced or disseminated by ERA members.

General Principles

ERA members should be aware of the laws and regulations that govern advertising and marketing practices, and conduct their business in compliance with those laws and regulations.

ERA members should encourage the companies or individuals with whom they do business to follow the principles set forth in these Marketing Guidelines, and should not do business with firms that engage in dishonest or unethical business practices.

Most importantly, ERA members should tell the truth, the whole truth, and nothing but the truth to consumers.

General Guidelines for Advertising

No ERA member shall produce or disseminate any television or radio advertisement that has a deceptive format (i.e., that appears to be a *bona fide* information or entertainment program created by a disinterested party solely for the purpose of providing information or entertainment) or that otherwise purports to be something other than an advertisement.

Each television or radio advertisement that is more than 15 minutes long must be preceded and concluded with clear and prominent audio or video disclosures that the program is a paid advertisement for [name of product or service]. Similar disclosures also should be made prior to each ordering opportunity. In addition, each such advertisement should include a clear and prominent audio or video disclosure identifying the name of the party who sponsored, paid for or furnished the program.

All statements made in an advertisement shall be truthful and not misleading, whether or not they are specifically made with respect to the product or service being marketed.

Advertisements must not contain deceptive implied claims, nor omit material information, the disclosure of which is necessary to prevent the advertisement from being deceptive. Any necessary qualifying disclosures should be legible (or audible) and understandable.

Comparative advertising should inform buyers of the benefits of the advertiser's product, and not run down a competitor's product. Comparisons should be presented fairly and accurately rather than in a contemptuous manner intended to degrade the competitive product.

All statements regarding prices and costs must be truthful and substantiated. For example, if an advertiser claims that the current price for an advertised product is less than a former price, the former price must be a *bona fide* price at which the product actually was offered for sale. Comparative price advertising should compare only actual prices for comparable products and must not be otherwise misleading. When "free" or similar representations are made, any conditions or obligations upon which receipt of the "free" item are contingent should be disclosed, and the cost of the "free" merchandise should not be recovered by marking up the regular price of the product that must be purchased in order to receive the "free" product, or by lowering the quality or quantity of the product that must be purchased.

Advertising should not disparage any person or group on the grounds of race, religion, national origin, gender, age, or sexual orientation, or include indecent or offensive content.

Particular care shall be taken in advertisements for products designed for use by children. Any such advertising should comply with ERA's "Guidelines for Marketing Children's Products" and with the "Self-Regulatory Guidelines for Children's Advertising" issued by the Council of Better Business Bureaus' Children's Advertising Review Unit. No program-length commercial shall be produced primarily for an audience of children twelve years old and under.

Claims Substantiation

There must be a reasonable basis, consisting of competent and reliable evidence, for all express or implied objective claims made for a product or service.

If the programming contains an express or implied representation that a claim's truth has been scientifically established or proven, the advertiser must possess a sufficient level of evidence to convince the relevant scientific community of the claim's truthfulness. At a minimum, an advertiser should always have the amount and kind of substantiation that it claims it has.

Particular care should be taken to substantiate health or safety claims for products such as dietary supplements, drugs, diet and exercise products, and medical devices. All representations regarding the safety or efficacy of such products or services must be substantiated by competent and reliable scientific evidence.

Demonstrations of the product being marketed or a competing product must not misrepresent any material feature of that product or the product's actual performance in real-life conditions. All demonstrations must actually take place as represented or the details of the demonstration (such as the actual elapsed time) must be disclosed.

Comparative advertising claims, whether about a competing product or the advertiser's own product, must be truthful and substantiated in the same manner as any other objective claim. Comparative tests and demonstrations of competing products must take into account the purpose for which the products are intended, the manner in which they are normally used by the consumer, and the instructions for use that accompany the products.

Testimonials and Endorsements

Testimonials and endorsements may not make representations that would be deceptive or could not be substantiated if the advertiser made them directly.

All testimonials from consumers shall reflect the honest opinions, findings, beliefs or experiences of the consumer and be generally representative of the results to be expected by the average consumer. Alternatively, the advertiser may clearly and prominently disclaim that the experiences of the consumer offering the testimonial are not representative of the results to be expected by the average consumer, or disclose what results the average consumer can expect.

If an advertisement represents that an endorser uses the endorsed product, then the endorser must have been a *bona fide* user of the product at the time the endorsement was made. The advertiser should not continue to use an endorsement without reason to believe that the endorser remains a *bona fide* user of the product.

When an advertisement represents that an endorser is an expert, the endorser's qualifications must in fact give him or her the expertise that he or she is represented as possessing. An expert's endorsement must be supported by an actual evaluation, examination or testing of the product or service he or she is endorsing that is at least as extensive as an expert in that field would normally conduct in order to support the conclusions presented in the endorsement. An advertiser should not continue to use an expert endorsement without reason to believe that the views expressed in the expert's endorsement continue to represent his or her views.

Any "material connection" between an advertiser and an endorser that is not reasonably expected by the audience and that would have a significant effect on the weight or credibility given to the endorsement by that audience – e.g., a family or business relationship – must be disclosed. (Audiences expect expert or celebrity endorsers to be compensated, so payments to expert or celebrity endorsers need not be disclosed.)

Disclosure of Costs and Other Material Terms of an Offer

The terms of an advertised offer should be sufficiently clear and complete so that the average consumer will understand what is being offered, what it costs, and what his or her ongoing commitments or obligations are, if any, prior to purchase of the advertised product or service. The advertiser should make it clear if accessories or other items depicted or mentioned in an advertisement are optional and not included in the advertised price. All costs related to an offer (including postage and handling, taxes, etc.) must be disclosed.

Offers involving continuity programs should comply with ERA's "Guidelines for Continuity Programs." The material terms and conditions of a continuity program must be conveyed to consumers before their orders are accepted.

The cost of calling an advertised 900 number or an audiotext service must be clearly and prominently disclosed in advertising. Callers to a pay-per-call service should hear an introductory disclosure message, or "preamble," at the beginning of their calls that discloses the cost of the call and contains the other disclosures prescribed by law, and should be given the

opportunity to terminate the call during the preamble without incurring any charge. Members should not place any charges on telephone bills when they know or should have known that the charge was not authorized by the consumer responsible for paying the telephone bill.

Warranties

Advertising claims relating to a product warranty must be truthful and consistent with the terms of that warranty, and the advertiser should disclose any material conditions, limitations, or charges relating to the warranty. Any warranty offered with a consumer product should be properly designated as "full" or "limited," and should contain the basic information required by law (e.g., what the warranty covers and does not cover, what the period of coverage is, what the warrantor will do to correct problems, how the customer can obtain warranty service, and how state law affects the customer's rights under the warranty). Any requests for repairs, replacement products, or refunds under the terms of a warranty should be honored promptly.

A copy of the warranty must be made available free of charge to any consumer who requests one in writing, and advertisements that mention a warranty should tell consumers how to obtain a copy of that warranty.

Order Fulfillment, Money-Back Refunds, and Collection and Use of Personal Information

An ERA member should not advertise and offer merchandise for sale unless it has a reasonable basis to believe that it will be able to ship that merchandise within the time specified in the offer (or, if no time is specified in the offer, within 30 days after receipt of an order). A member should not charge a customer's credit card account, debit a customer's checking account, or cash a customer's check or money order until the order is shipped. If after receiving an order the marketer learns that the product cannot be shipped on a timely basis, it should notify its customers of that fact, allow them to cancel their orders if they wish, and make any necessary refunds promptly. A marketer should not substitute merchandise that materially differs from that ordered by a customer unless the customer agrees to the substitution.

A marketer who offers a satisfaction or "money-back" guarantee to its customers should honor valid refund requests promptly. Any advertisement that mentions a money-back guarantee should disclose any material limitations or exceptions that may apply to that guarantee (e.g., "less shipping and handling"). Any marketer who offers a money-back guarantee should maintain an adequate reserve or otherwise ensure the availability of funds to satisfy refund requests.

An ERA member who offers consumers a "free trial" of an advertised product should not charge the customer's credit card, debit his or her checking account, or cash his or her check or money order until the free trial period has expired.

A marketer should provide its customers with an address and/or telephone number to use to communicate any complaints, inquiries, or refund requests, and should take all reasonable steps to respond to such complaints, inquiries, or refund requests promptly and courteously.

ERA members who collect personal information from consumers should not misrepresent the purposes to which that information may be put. If a consumer requests that his or her personal information not be rented, sold, or exchanged by a member, that request should be honored. A member should not rent, sell, or otherwise provide a consumer's credit card number,